EXHIBIT 10-55



                  FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("First Amendment"), dated as of the 11th day of October, 1996, is made and entered into by and between New York State Electric & Gas Corporation, a New York corporation (the "Company"), and Wesley
W. von Schack ("Executive") and amends certain provisions of the Employment Agreement, dated as of August 7, 1996 ("Employment Agreement"), by and between the Company and the Executive.

     WHEREAS, in order to clarify the obligation of the Company to make a payment in connection with the transfer of the Life Insurance Policy (as defined in the Employment Agreement) from DQE, Inc. to the Company, the parties hereto have agreed to amend
Section 5.5 of the Employment Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

          1. Section 5.5 of the Employment Agreement is hereby amended to read in its entirety as follows:

          5.5 Transition Payments. Except as otherwise provided in the second paragraph of this Section 5.5, the Company agrees to pay to the Executive, as an offset to any losses the Executive may incur as a result of joining the Company, the sum of $195,000 less any amount the Executive receives, or becomes entitled to receive, as a bonus for the calendar year 1996 from DQE, Inc. or Duquesne Light Company ("Prior Employers"). Such amount shall be paid to the Executive no later than December 31, 1996. The Executive agrees to promptly notify the Company of the amount of any bonus payments he receives, or becomes entitled to receive, for the calendar year 1996 from the Prior Employers. In the event the Executive receives, or becomes entitled to receive, any bonus payment for the calendar year 1996 from the Prior Employers after payment by the Company as provided in this Section 5.5 has been made, the Executive will promptly remit to the Company the amount received or that he becomes entitled to receive.

          The Company agrees to make a payment in an amount not to exceed $96,000 in connection with the transfer of the Life Insurance Policy from DQE, Inc. to the Company; provided that, if the Company makes a payment of more than $40,170, the amount in excess of $40,170 shall be deducted from the amount that the Company is required to pay to the Executive pursuant to the first paragraph of this
          Section 5.5.

          The Company agrees to reimburse the Executive in accordance with the Company's Employee Relocation Policy for any moving expenses he incurs in moving himself and his family from Pittsburgh, PA to upstate New York.

          2. Except as expressly modified hereby, the terms and provisions of the Employment Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this First
Amendment to be duly executed and delivered by their respective duly authorized representatives as of the date first above written.



NEW YORK STATE ELECTRIC
  & GAS CORPORATION



By:s/Sherwood J. Rafferty             s/Wesley W. von Schack
   Sherwood J. Rafferty               Wesley W. von Schack
   Senior Vice President and
   Chief Financial Officer